TYPE:  EX-23.2

GLOBAL BOULEVARD INTERNATIONAL, INC.

EXHIBIT #23.2 Consent of Experts and Counsel

April 11, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of April 11, 2000, on the Financial Statements of Global Boulevard International, Inc. for the period ended December 31, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
G. Brad Beckstead
Nevada License #2701


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